                                                                      EXHIBIT 12

                                 NISOURCE, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                 Year Ended December 31,
                                                      -----------------------------------------------------------------------------
                                                           1998           1999           2000           2001             2002
                                                      -------------  -------------  -------------   --------------   --------------
EARNINGS AS DEFINED IN ITEM
  503(d) OF REGULATION S-K:
  Income before interest charges ...................   $338,081,136   $376,782,105   $538,851,396     $924,307,325   $1,040,064,578
  Adjustments-
    Federal income taxes ...........................    115,799,335     91,898,851     81,238,674      195,454,089      122,573,425
    State income tax ...............................     16,785,056     14,131,404     14,248,484       32,364,742       (2,759,456)
    Deferred investment tax credit, net ............     (7,360,787)    (7,691,257)    (7,806,853)      (9,008,085)      (8,948,881)
    Deferred income taxes, net .....................    (22,460,744)    (7,890,731)    38,662,011      (27,987,781)     122,998,597
    Federal and state income taxes included in
      other income .................................     (1,900,910)            --             --              --                --
    Amortization of capitalized interest ...........             --             --             --              --                --
                                                       ------------   ------------   ------------   --------------   --------------
                                                       $438,943,086   $467,230,372   $665,193,712   $1,115,130,290   $1,273,928,263
                                                       ============   ============   ============   ==============   ==============
FIXED CHARGES AS DEFINED IN
  ITEM 503(d) OF REGULATION S-K:
  Interest on long-term debt ........................  $111,419,929   $131,788,755   $133,826,777     $436,427,884     $429,523,660
  Other interest ....................................    16,536,021     33,234,752    166,561,203      145,350,904       79,958,251
  Amortization of premium, reacquisition premium,
    discount and expense on debt, net ...............     4,589,696      5,148,168      7,966,997       20,509,675       20,984,140
  Interest portion of rent expense ..................     7,899,302     16,757,234     19,143,356       44,135,938       26,330,691
  Minority Interest (Topies) ........................            --     17,810,625     20,396,000       20,393,000       20,355,000
  Capitalized interest during period ................             0              0        575,000        2,202,000        2,951,000
                                                       ------------   ------------   ------------   --------------   --------------
                                                       $140,444,948   $204,739,534   $348,469,313     $669,019,401     $580,102,742
                                                       ============   ============   ============   ==============   ==============

Plus preferred stock dividends:
  Preferred dividend requirements of subsidiary .....    $8,538,180     $8,334,254     $7,817,003       $7,473,412       $6,782,448
  Preferred dividend requirements factor ............          1.49           1.61           1.61             1.61             1.61
                                                       ------------   ------------   ------------   --------------   --------------
  Preferred dividend requirements of subsidiary .....    12,721,888     13,418,149     12,585,375       12,032,193       10,919,741
  Fixed charges .....................................   140,444,948    204,739,534    348,469,313      669,019,401      580,102,742
                                                       ------------   ------------   ------------   --------------   --------------
                                                       $153,166,836   $218,157,683   $361,054,688     $681,051,594     $591,022,483
                                                       ============   ============   ============   ==============   ==============

Ratio of earnings to fixed charges ..................          2.87           2.14           1.84             1.64             2.16


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

                                Note: Restate 2000 by subtracting variance from Income before interest charges (Line 1)
Last Yr 2001 Info                    2000              2000
                                     reported in 2000  restated     Variance       2001
                                     ------------------------------------------------------------------------
Income-continuing ops bef inc tax    277,204,303       266,932,719  10,271,584     395,282,715
Minority interest                     20,355,000        20,355,000                  20,355,000
Equity investments                   (11,727,841)      (11,727,841                 (17,901,580)        b (see financial ratio doc)
Fixed Charges                        360,438,332       360,438,332                 678,499,656

Cash received from equity inv         14,688,772        14,688,772                   2,321,368         c (see financial ratio doc)

Preferred dividend requirement       (12,585,375)      (12,585,375)                (12,032,193)
                                     648,373,191       638,101,607  10,271,584    1,066,524,966


                                     644,487,657

                                       3,885,534

2002                          Restated for mapping and disco ops

                                     Restated             Restated
                                        2000              2001                          2002              3rd Qtr 2002
                                     -------------        ----------------              -------------     ----------------
Income- continuing ops bef inc tax      268,196,719         417,233,715                   659,572,737         467,309,336
Minority interest                        20,396,000          20,393,000                    20,355,000          15,266,250
Equity investments                      (11,727,841)        (17,901,580)                  (10,825,733)        (10,961,452)
Fixed charges                           361,054,688         681,051,594                   591,022,483         441,999,755

Cash received from equity inv            14,688,772           2,321,368                     2,884,035           2,163,026

Preferred dividend requirement           12,585,375          12,032,193                    10,919,741           5,552,442

EARNINGS                                665,193,712       1,115,130,290                 1,273,928,263         921,329,358

Reported last year                      630,463,072       1,074,188,966

Difference                               34,730,640          40,941,324
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